Exhibit 5.1

[Letterhead of Silver, Freedman & Taft, L.L.P]

December 7, 2012

First PacTrust Bancorp, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California  92612

Ladies and Gentlemen:

We have acted as special Maryland counsel to First PacTrust Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company, pursuant to the exercise by the Underwriters (as defined below) of their over-allotment option under the Purchase Agreement (as defined below) of $6,750,000 aggregate principal amount of 7.50% Senior Notes due April 15, 2020 (the “Securities”).  The Securities are being issued under the Senior Debt Securities Indenture, dated as of April 23, 2012 (such indenture, together with the First Supplemental Indenture thereto relating to the Securities dated as of April 23, 2012, the “Indenture”), between the Company and U.S. Bank National Association, as trustee, and sold pursuant to the Purchase Agreement, dated as of December 3, 2012 (the “Purchase Agreement”), by and among the Company, UBS Securities LLC and Raymond James & Associates, Inc., as representative of the several underwriters named in Schedule A thereto (the “Underwriters”).  The Securities have been registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”), which became effective on November 23, 2010 (File No. 333-170622) (the “Registration Statement”), including a base prospectus dated November 23, 2010 (the “Base Prospectus”) and a prospectus supplement dated December 3, 2012 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Purchase Agreement, the Indenture, the global note evidencing the Securities, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.  We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.  We have further assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers, and individuals and statements of fact, on which we are relying, and have made no independent investigations thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                   The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                   The Company has the corporate power to issue the Securities, and the Securities have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Purchase Agreement.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

First PacTrust Bancorp, Inc.

December 7, 2012

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on December 7, 2012, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ SILVER, FREEDMAN & TAFF, L.L.P.